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                                    EXHIBIT 1

           ANNOUNCEMENT OF THE COMPANY'S PLANNED STRATEGIC INVESTMENT
                           IN HOUSE OF ROSE CO., LTD.



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                              (English Translation)

                                                               February 10, 2004



To whom it may concern:
                                  WACOAL CORP.
                                  Yoshikata Tsukamoto, President and Director
                                  (Code Number:  3591)
                                  (Tokyo Stock Exchange, First Section)
                                  (Osaka Securities Exchange, First Section)
                                  Contact: Nobuhiro Matsuda, Corporate Officer, Director of Finance, Corporate Planning
                                  (Tel: 075-682-1010)



                      Announcement of Strategic Investment

           We are pleased to announce that the Board of Directors of Wacoal Corp. ("Wacoal"), at its meeting held on February 10, 2004, passed a resolution to make a strategic investment in House of Rose Co., Ltd. ("House of Rose"), and that Wacoal has also entered into a basic agreement with House of Rose.

1.       Purpose and description of strategic investment

         Wacoal and one of its consolidated subsidiaries intend to acquire issued and outstanding shares constituting a 20% interest in House of Rose on February 27, 2004 (planned).

         Wacoal intends to develop its interface with, and service to, customers in its intimate apparel business segment, including its core brands Wacoal and Wing, while in its Wellness business segment Wacoal intends to reorganize its sales counters by promoting collaboration between existing and outside product lines, based on focused values such as "comfort" and "health".

         House of Rose is engaged in the development and sale of natural skin care, hair care, body care and bath products via its own retail stores. Its product series share the same values of "comfort" and "health" which Wacoal seeks to provide to its customers. The companies anticipate that this strategic investment will yield many synergies through the joint development of products and services that will meet the needs of their customers, as well as through the collaborative development of new concept stores and the creation of new business for the Wellness business segment of Wacoal.

         Further details of the business partnership will be discussed.

2.       Outline of the prospective business partner

         (1) Corporate name:             House of Rose Co., Ltd.

         (2) Principal area of business: Retail Sale of Cosmetics

         (3) Date of establishment:      April 1, 1982

         (4) Head office:                21-7 Akasaka 2-chome, Minato-ku, Tokyo



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         (5) Representative:             Toru Kawahara, President and
                                         Representative Director

         (6) Amount of capital:          934,682,000 yen (as of March 31, 2003)

         (7) Number of employees:        522 (as of March 31, 2003)

         (8) Principal shareholders and shareholding ratio:

                                  Name                             Shareholding ratio
         -----------------------------------------------           --------------------
         Kabushiki Kaisha Rose Agency                                            28.06%
         Toru Kawahara                                                            5.69%
         Junko Yasuhara                                                           5.38%
         House of Rose Employee Shareholding Association                          2.85%
         Nippon Life Insurance Company                                            2.76%
         The Dai-Ichi Mutual Life Insurance Company                               2.76%
              Total                                                              47.51%


         (9) Business results for the last three fiscal years:

                                                 (millions of yen, except per share data)
                                           ---------------------------------------------------------
                                           Fiscal year ended   Fiscal year ended   Fiscal year
                                           March 31, 2001      March 31, 2002      ended March 31,
                                                                                   2003
                                           -----------------   ------------------  -----------------
         Net sales                                     11,880              12,065             12,509
         Operating income                                 482                 352                844
         Ordinary income                                  411                 204                800
         Net income                                       107                  21                387
         Total assets                                   8,443               7,228              7,846
         Shareholders' equity                           4,524               3,347              3,610
         Dividend per share                            30 yen              25 yen             30 yen


3.       Schedule

         February 10, 2004                 Resolution at the meeting of Board of
                                           Directors
                                           Execution of basic agreement

         February 27, 2004 (planned)       Execution of share purchase agreement

4.       Future prospects

         Details of the business partnership and potential joint projects will be discussed periodically with House of Rose.

         Wacoal's business results for the current fiscal year will not be affected by this strategic investment.



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